Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS APRIL
COMPARABLE STORE SALES DECREASE TWO PERCENT;
COMPARABLE STORE SALES FOR FIRST
FISCAL QUARTER INCREASE FIVE PERCENT

PEMBROKE PINES, FL., May 5, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended April 30, 2005 comparable store sales decreased two percent. This decrease is in contrast to an increase of nine percent during the corresponding four-week period last year. The two periods are not truly comparable however, due to the shift in the Easter holiday into March of this year from April last year. Total sales during the four-week period ended April 30, 2005 increased one percent to $94,962,000 compared with $93,580,000 for the comparable four-week period last year.

Comparable store sales results for April 2005 compared to April 2004 were as follows:

•	Claire’s North America: negative mid single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: negative low single digits

Sales for the first fiscal quarter ended April 30, 2005 increased eight percent to $302,793,000 compared to sales of $281,591,000 during last year’s first fiscal quarter. Comparable store sales for this year’s first fiscal quarter increased five percent, after achieving an 11 percent increase during last year’s first fiscal quarter.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Our international division continued to perform well during the first quarter of Fiscal 2006. In spite of the impact of the Easter shift, we delivered positive comparable store sales growth in Europe, evidencing the continued success of our turn-around efforts. The performance of the different regions remained consistent with recent trends. Our stores in Switzerland, Austria and Germany (collectively, SAG) delivered the strongest growth in comparable store sales, while those in the United Kingdom and Ireland continued to show progress. We see additional opportunities for improvement in France and are continuing to implement our best practices there in a manner that is consistent with our actions in SAG, the United Kingdom and Ireland over the past two years.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Each year at this time we are confronted by the shift in the Easter holidays. Easter this year fell in March, as compared to last year when it fell in April. Therefore, we suggest that a more appropriate metric for comparative purposes is to look at this year’s first fiscal quarter and compare it to last year’s first fiscal quarter. Our results over that longer period of time are in line with our estimates and clearly indicate the continued strength of our business.”

CLAIRE’S STORES, INC.

(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
Year-to-Date	$302,793	$281,591	8%	5%

Business Outlook for the First Quarter – Fiscal 2006
Net income is projected to reach $25 to $28 million, or $0.25 to $0.28 per diluted share. For the first quarter of Fiscal 2005, net income was $27.7 million, or $0.28 per diluted share.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 30, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 161 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $32 billion specialty retailer headquartered in Japan. The Company also licenses 65 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and five stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-

looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com

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